Exhibit 10.49
Amendment No. 4
to the
SYBASE, INC. 401(k) PLAN
(October 15, 2004 Restatement)
     Sybase, Inc. (the “Company”), having established the Sybase, Inc. 401(k) Plan (the “Plan”) effective as of January 1, 1987, and amended and restated the Plan on several prior occasions, most recently effective (generally) as of October 15, 2004, hereby again amends the Plan, effective as of January 1, 2006, as follows:
     1. The first sentence of Section 3.1.5 is amended to read as follows:
     3.1.5 Actual Deferral Percentage. The actual deferral percentage for the HCE or Non-HCE Members for any Plan Year shall be calculated by computing the average of the percentages (calculated separately for each HCE or Non-HCE Member) (the “Deferral Rates”) determined by dividing (1) the total for the Plan Year of (i) all Salary Deferrals made by or on behalf of the Member and allocated to his or her Salary Deferral Account for the Plan Year, and (ii) in the case of a Non-HCE Member, such portion of the Matching Contributions made on his or her behalf as the Administrative Committee elects to treat as Salary Deferrals (rather than Matching Contributions), to the extent permitted by and in accordance with Treas. Reg. §§1.401(k)-2 and 1.401(m)-2, for purposes of calculating ADPs and ACPs; by (2) his or her Testing Compensation (as defined in Section 3.1.6) for the Plan Year. ...
     2. Section 3.1.6(b) is amended to replace “Treas. Reg. § 1.401(k)-1(g)(2)(i)” with “Treas. Reg. § 1.401(k)-6”.
     3. Section 3.2.4(b) is amended in its entirety to read as follows:
     (b) Determination of Allocable Income. Effective for Plan Years 2006 and 2007, the income allocable to any excess contributions shall include income for the period between the end of the Plan Year and the date of distribution (the “gap period”). This Section 3.2.4(b) shall not apply to Plan Years beginning after December 31, 2007.
     4. Section 4.1.5(a) is amended in its entirety to read as follows:
     (a) The total for the Plan Year of (1) all Matching Contributions made on behalf of the Member and allocated to his or her Matching Account (excluding those forfeited pursuant to Section 3.1.1(d) or 3.2.4(d)), and (2) in the case of a Non-HCE Member, such portion of the Salary Deferrals made on his or her behalf as the Administrative Committee elects to treat as Matching Contributions (rather than as Salary Deferrals), to the extent permitted by and in accordance with Treas. Reg. §§1.401(k)-2 and 1.401(m)-2, for purposes of calculating ADPs and ACPs; by

     5. The amendments to the October 15, 2004 Restatement of the Plan designated as Amendment No. 1 (executed on March 18, 2005), Amendment No. 1 (executed on December 12, 2005) and Amendment No. 2 (effective August 22, 2006) are hereby redesignated as Amendment Nos. 1, 2 and 3, respectively.
     In Witness Whereof, Sybase, Inc., by the officer identified below, has executed this Amendment No. 4 the Sybase, Inc. 401(k) Plan on the date indicated below.

SYBASE, INC.

By: Nita White-Ivy

Title: Vice President Worldwide Human Resources

Dated: November 22, 1006